
<ARTICLE> 5
<LEGEND>
THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE DECEMBER
31, 1999 BALANCE SHEET AND THE STATEMENT OF INCOME (LOSS) FOR THE YEAR ENDED
DECEMBER 31, 1999 INCLUDED IN THE COMPANY'S DECEMBER 31, 1999 10-K AND IS
QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH 10-K.
</LEGEND>
<MULTIPLIER> 1,000

<PERIOD-TYPE>                   YEAR
<FISCAL-YEAR-END>                          DEC-31-1999
<PERIOD-START>                             JAN-01-1999
<PERIOD-END>                               DEC-31-1999
<CASH>                                          19,368
<SECURITIES>                                         0
<RECEIVABLES>                                   18,855
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                                38,973
<PP&E>                                         609,558<F1>
<DEPRECIATION>                                 332,409
<TOTAL-ASSETS>                                 330,758<F2>
<CURRENT-LIABILITIES>                           25,369
<BONDS>                                         10,000<F3>
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                       237,076
<OTHER-SE>                                      34,025<F4>
<TOTAL-LIABILITY-AND-EQUITY>                   330,758<F5>
<SALES>                                         75,366
<TOTAL-REVENUES>                                76,447
<CGS>                                                0
<TOTAL-COSTS>                                   86,471<F6>
<OTHER-EXPENSES>                                     0
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                               2,496
<INCOME-PRETAX>                               (12,520)
<INCOME-TAX>                                   (5,623)
<INCOME-CONTINUING>                            (6,897)
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                   (6,897)
<EPS-BASIC>                                     (0.86)
<EPS-DILUTED>                                   (0.86)

<F1>The Company accounts for gas and oil properties in accordance with Canadian guidelines on full cost accounting.
<F2>Deferred income taxes of $14,636 have been included in total assets.
<F3>Unsecured revolving credit facility with a syndicate of banks, in the amount of US $100 million, fully revolving for 364 day periods with extensions at the option of the lenders upon notice from the Company. If not extended, the facility converts to term loans repayable over a period not exceeding four years. Advances under the facility bear interest at Canadian prime or U.S.
base rate, or at Bankers' Acceptance rates or LIBOR plus applicable margins.
<F4>Preferred shares of a subsidiary of $63,403, contributed surplus of $26
(attributable to common shares), and retained earnings (deficit) of $(29,404), have been combined in calculating other stockholders' equity.
<F5>Abandonment cost accrual of $8,595 and deferred income taxes of $15,693 have been included in total liabilities and stockholders' equity.
<F6>Production costs of $14,320 general and administrative expenses of
$4,580, depletion and amortization of $51,385, and additional depletion of $16,186 have been combined in calculating total costs.

